Exhibit 107

EX-FILING FEES

Calculation of Filing Fee Table

SC TO-I

(Form Type)

Apollo Debt Solutions BDC

(Name of Issuer)

Apollo Debt Solutions BDC

(Name of Person(s) Filing Statement)

Table 1: Transaction Valuation

	Transaction Valuation	Fee rate	Amount of Filing Fee

Fees to Be Paid	$343,732,423.50(1)	0.0001476	$50,734.91(2)

Fees Previously Paid

Total Transaction Valuation	$343,732,423.50(1)

Total Fees Due for Filing			$50,734.91(2)

Total Fees Previously Paid			$0.00

Total Fee Offsets			$0.00

Net Fee Due			$50,734.91
(1)

Calculated as the aggregate maximum purchase price for shares of beneficial interest, based upon the net asset value per share as of June 30, 2024, of $24.90. This amount is based upon the offer to purchase up to 13,804,515 common shares of beneficial interest, par value $0.01 per share, of Apollo Debt Solutions BDC.

(2)

Calculated at $147.60 per $1,000,000.00 of the Transaction Valuation in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Fee Rate Advisory No. 1 for fiscal year 2024.